UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	December 18, 2008

USA VIDEO INTERACTIVE CORP.
(Exact name of registrant as specified in its chapter)
WYOMING	0-29651	06-15763-91
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
8 West Main Street, Niantic, Connecticut	06352
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(860) 739-8030

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
( ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01

Other Events.

The Registrant announced that it is upgrading its Media Escort on-demand watermarking system.  In response to customer input, the Registrant is increasing the capabilities of the Media Escort application to support modular DRM packaging.

MediaEscort's flexible infrastructure allows for DRM packaging of the video content after being watermarked in a modular way. This DRM enabled content needs to be activated or registered with the license provider before it can be distributed to the consumers.

A copy of the News Release dated December 18, 2008 is furnished as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

Exhibit 99.1

News Release dated December 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA VIDEO INTERACTIVE CORP.

Date :  December 19, 2008

By :

/s/  Anton J. Drescher

Anton J. Drescher,

Corporate Secretary

Exhibit 99.1

For All Press Inquiries, Contact: (860) 739 – 8030 ext. 4

USVO UPGRADES FORENSICS SOLUTION FOR MOVIES AND PREMIUM PROGRAMMING

Responding to studio demand, the new watermarking appliance also assists in license management and content activation.

(Niantic, CT – December 18, 2008) - USA Video Interactive Corporation (OTCBB: USVO; TSX: US; BSE/Frankfurt: USF) today announced that it is upgrading its Media Escort on-demand watermarking system. In response to customer input, USVO is increasing the capabilities of the Media Escort application to support modular DRM packaging.

MediaEscort's flexible infrastructure allows for DRM packaging of the video content after being watermarked in a modular way. This DRM enabled content needs to be activated or registered with the license provider before it can be distributed to the consumers.

MediaEscort’s on-demand watermarking system automatically and seamlessly embeds SmartMarks™, imperceptible forensic information in every frame of video content, during Internet delivery to protect against piracy. Currently employed by a major movie studio, Media Escort is a lightweight server based application generating full frame SmartMarks™ in marketing delivery channels.

For further information about USVO’s anti-piracy products, please visit: http://www.usvo.com/.

All Press inquires, please call (860) 739 – 8030 ext. 4.

About MediaEscort™:

MediaEscort™ is an industry first, IP-centric, real-time online watermarking product, with its own administrative infrastructure fully integrated into customer’s video servers. It will automatically and seamlessly embed SmartMarks—imperceptible forensic information in every frame of video content—during Internet delivery, providing the proof courts need to protect intellectual property rights, indicting and convicting the individuals who steal the original material. Using MediaEscort, copyright holders are able to protect their content without restricting the fair uses of legitimate customers. MediaEscort’s SmartMarks work across all distribution and presentation channels and technologies.  It seamlessly provides an entire system for piracy protection without frustrating consumers, who will continue to have the freedom to enjoy content in their own way.  In addition, MediaEscort has the ability to support all major codecs in the industry, while preserving the SmartMark and the process is fully compatible with DRM.

About USVO:

USA Video Interactive Corp. (“USVO”) designs and markets technology for delivery of digital media. USVO developed its MediaEscort™, MediaSentinel™ and SmartMark™ digital watermarking products and technology to provide a robust means for producers and distributors to invisibly protect their content. USA Video Technology Corp., a wholly owned subsidiary of USVO, holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, Italy, and Japan. For more information, visit www.usvo.com.

MediaEscort™ / Technical details:

In MediaEscort 1.2, this process was integrated with the DRM encoding module itself. Although the current mechanism allows for efficient processing of the video content ready for consumer distribution, it has certain drawbacks. Each license provider presents a unique way to register or activate the content. This limits the choices for the content owner to easily switch between license providers for various business/technical reasons. MediaEscort 1.5 eliminates this problem seamlessly.

Building on the infrastructure of the ME core, the license activation of the watermarked content is moved into its own process pipeline. This allows for the same administration module to configure the license activation process, which eventually is controlled by the monitor component in a completely seamless way. The process parameters for the activation can be configured for different license providers only once and then this configuration can be attached to any DRM pipeline with the full capability to switch between different providers on-line. Also, depending on the license provider's requirements, alternate configurations with different process parameters can be created and similarly attached to the same DRM pipeline, retaining the full capability for switching between them on-line.

This enhancement takes MediaEscort's already powerful infrastructure to a new level, fully capable to serve the changing business needs.

USA Video Interactive Corporate Headquarters Office: 8 West Main Street, Niantic,Connecticut, 06357  Telephone (860) 739-8030

Canada Office:  507 – 837 West Hastings Street, Vancouver, BC   V6C 3N6.  Trading symbol on the OTCBB: USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF.   CUSIP 902924208. For more information contact (860) 739 – 8030 ext. 4; contact@usvo.com

The press release may contain forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.

The TSX Venture Exchange (TSX) has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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